Exhibit 10.1

INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (“Consultant Agreement”), made as of this 30th day of September, 2020 by and between Riverview Financial Corporation, 3901 North Front Street, Harrisburg, PA 17110 (the “Corporation”), and Steven A. Ehrlich (the “Consultant”) (collectively, the Corporation and Consultant shall be referred to as the “Parties”).

BACKGROUND

Riverview Bank is the wholly owned subsidiary of Riverview Financial Corporation. Consultant has served in executive and strategic roles with the Corporation and Riverview Bank (the “Bank”) prior to his resignation from full-time employment on September 30, 2020, and he possesses a significant amount of specialized institutional and industry expertise. Corporation desires to utilize Consultant’s specialized expertise and industry knowledge in a consulting capacity to provide strategic business advice to the Corporation and to engage Consultant on specialized projects on an as needed basis.

NOW, THEREFORE, in consideration of the mutual agreements and undertakings hereinafter set forth and intending to be legally bound hereby, the Parties agree as follows:

1. Scope of Services. During the term of this Consultant Agreement, Consultant shall provide consultation and strategic business advice to Corporation and the Bank. Such services shall include, among other things, providing consultation to the Corporation’s and the Bank’s officers and employees, and advice on and in areas that include, but are not limited to, real estate divesture/consolidation projects; general corporate and investment banking matters; efficiency projects; loan workouts; and human resources matters. Consultant’s services may include research and review of strategic trends and issues facing the Corporation, the Bank and the industry; preparing reports and recommendations; and participating in calls, presentations, and meetings, as necessary (hereinafter “the Services”). Consultant agrees to perform such Services and other related Services reasonably assigned to him by Corporation or the Bank from time to time. Consultant agrees to devote his best efforts, skill and attention to the performance of such Services.

2. Compensation.

a. As compensation for his services, Corporation agrees to pay Consultant a monthly consulting fee in the amount of Three Thousand, Two Hundred Dollars ($3,200.00) per month, unless otherwise mutually agreed to by Consultant and Corporation. In addition, Corporation agrees to pay Consultant a monthly retainer in the amount of Two Thousand, Five Hundred Dollars ($2,500.00) for up to twenty (20) hours of Services per month. In the event that Consultant’s Services exceed 20 hours per month, Corporation agrees to pay Consultant $120 per hour for each hour beyond 20 hours per month. Invoices will be rendered monthly based on documentation of the hours worked by Consultant. Payments will be due within fifteen (15) days following the date of invoice.

b. Corporation agrees to reimburse Consultant for reasonable business expenses incurred in the course of his provision of Services to Corporation. Consultant shall submit a statement of such reasonable expenses with Consultant’s monthly invoice. Consultant agrees to maintain complete and accurate records to substantiate all expenses and charges to Corporation. Corporation shall pay Consultant’s fee and reimbursable and reasonable expenses on a monthly basis within fifteen (15) calendar days of receipt of Consultant’s monthly statement therefore.

3. Workmanship. Consultant shall perform the Services in a workmanlike manner following practices generally accepted in the industry.

4. Timely Provision of Services. Consultant agrees to timely perform the Services according to schedules mutually agreed to by Consultant and Corporation from time to time. Consultant is free to determine the office location from which Consultant will provide services. Corporation will provide Consultant with the necessary general instructions for the Services. Consultant shall provide all expertise and labor necessary for performance of the Services.

5. Independent Consultant. In providing the Services under this Consultant Agreement, Consultant is an independent consultant of Corporation and is not an employee, agent, servant, joint venturer, partner or affiliate of or with Corporation or the Bank, and neither Corporation nor the Bank shall have the right to exercise control or direction over the manner in which the Services are performed. Consultant acknowledges that no federal, state or local taxes will be withheld from the compensation paid to Consultant under this Consultant Agreement, nor will Consultant accrue any employee benefits, including but not limited to vacation, retirement, pension, social security, workers’ compensation, unemployment compensation or other insurance generally afforded Corporation’s employees, except as set forth under this Consultant Agreement. Consultant shall conduct all business in full compliance with all laws, codes, and regulations, including but not limited to, compliance with all banking regulations, Internal Revenue Service regulations concerning all tax laws applicable to the operation of the business such as payment of all self-employment taxes, compliance with all employment tax requirement for withholding on any employees used by Consultant, and compliance with state employment and workers’ compensation laws.

6. Insurance and Indemnification. Prior to the performance of any services under this Consultant Agreement, Consultant shall provide to Corporation a certificate of insurance. Such certificate of insurance must include proof of a valid insurance policy for General Liability and Automobile Liability. Consultant shall provide written confirmation of exemption from Workers’ Compensation Insurance in the format attached hereto as Exhibit A and signed by Consultant. To the fullest extent permitted by law, Consultant also agrees to defend, indemnify and hold harmless Corporation and the Bank and their elected and appointed officials, officers, employees, representatives, agents, attorneys, insurers, successors and assigns from all claims, losses, liability or expenses, including attorneys fees and costs, arising out of or relating to the performance of Consultant’s services hereunder.

7. Non-Exclusive Relationship. The Parties acknowledge that Corporation does not agree to use Consultant exclusively. It is further understood that Consultant is free to contract for services to be performed for others while under agreement with Corporation, provided such services do not involve the solicitation, directly or indirectly, of customers or clients of the Corporation for products or services that are in competition with those of Corporation, or the disclosure of confidential Corporation information, and further provided that the services do not compete with, involve, interfere with, or conflict with any transactions for which Consultant is providing Services for Corporation.

8. Term. The term of this Consultant Agreement shall be for a six (6) month period, if not earlier terminated in accordance with the termination provisions below (the “Term”). This Consultant Agreement may be renewed for successive six- month periods upon the written agreement of the Parties.

9. Termination.

a. Without Cause. Either party may terminate this Consultant Agreement, without cause, upon fifteen (15) calendar days written notification to the other party. During this fifteen (15) day notice period, Corporation shall be under no obligation to utilize Consultant’s Services for any reason. During this fifteen (15) day notice period, Consultant shall continue in good faith to provide the Services to Corporation as needed by Corporation. If this Consultant Agreement is terminated by mutual agreement of the Parties in writing, or by the Corporation without Cause, before the end of the Term of the Consultant Agreement, Consultant shall be paid the remaining monthly consulting fee and retainer stated in Paragraph 2 of this Consultant Agreement between the date of termination of the Consultant Agreement and the end of the six- month Term.

b. For Cause. If this Consultant Agreement is terminated by Corporation for Cause, Consultant shall be paid only the compensation provided in Paragraph 2 up to the date of termination, on a pro-rata basis. For purposes of this Consultant Agreement, Cause shall mean:

(1) Consultant’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Consultant;

(2) the Consultant’s fraud, misappropriation, theft or abuse of the Corporation or the Bank’s property or funds or the property of customers, employees, contractors, vendors or business associates of the Corporation or the Bank;

(3) Material breach of the obligations of Consultant to Corporation under this Consultant Agreement, including but not limited to a breach of his obligations with respect to non-solicitation, confidentiality and Confidential Information;

(4) Dishonesty or gross negligence of the Consultant in the performance of his Services; or

(5) Any breach by Consultant of his obligations under the Confidential Separation Agreement and General Release between Consultant and the Corporation and/or the Bank.

c. Consultant acknowledges that his ongoing obligations under the Confidential Separation Agreement and General Release between Consultant and the Corporation and/or the Bank survive the commencement and termination of this Consultant Agreement for any reason and are incorporated herein by reference.

10. Non-Solicitation. At no time during this Consultant Agreement, and for a period of six (6) months following the termination of this Consultant Agreement for any reason, shall Consultant solicit any employees of Corporation or the Bank, directly or indirectly, for employment opportunities or for future employment with Consultant. During the term of this Consultant Agreement, Consultant shall not employ any persons employed by or engaged by Corporation or the Bank without the prior written approval of Corporation and the Bank. In addition, for a period of six (6) months following the termination of this Consultant Agreement for any reason, Consultant shall not, directly or indirectly, solicit persons or entities who were customers or referral sources of the Corporation or the Bank within the six (6) months prior to the termination of this Consultant Agreement, to become a customer or referral source of Consultant or of a person or entity that competes with the Corporation or the Bank.

11. Confidential Information. From time to time, Corporation and/or the Bank may provide confidential business and technical information to Consultant in connection with the Services (“Confidential Information”). Consultant agrees that he shall hold and maintain in confidence all Confidential Information and he shall not at any time during the term of this Consultant Agreement or thereafter disclose to any person or entity any trade secrets or Confidential Information learned or obtained by him while engaged by Corporation, including, but not limited to, information disclosed to Consultant or known by him as a consequence of or through his contract with Corporation and not generally known in the public and which in any way relates to Corporation’s or to the Bank’s software, including but not limited to algorithms, interfaces, data structures or software, whether in source or object form; and the Corporation’s and the Bank’s products, processes, services, inventions (whether or not such inventions are patentable), formulas, techniques or know how, including, but not limited to, books of business, customer and client lists, customer and client contact information, customer and client preference information, referral lists and contact information; and information relating to research, development, purchasing, accounting, marketing, business development, merchandising and selling, financial records, sales records and data, historical volumes, and competitive sales and marketing outreach strategies, and trade secrets as defined by Pennsylvania law. Upon termination of this Consultant Agreement, Consultant shall return all property of Corporation and the Bank obtained by Consultant during this Consultant Agreement and he shall not maintain any photocopies or other reproductions, including electronic, of his own.

12. Equitable Relief. Consultant acknowledges and agrees that in the event that the he breaches any of the covenants in this Consultant Agreement, Corporation and the Bank will suffer immediate and irreparable harm and injury for which Corporation and the will have no adequate remedy at law. Accordingly, Corporation and the Bank shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to Corporation and the Bank at law or under any other agreement between the Parties. In the event of Consultant’s breach or threatened breach of any of the terms or covenants of this Consultant Agreement, Corporation has the right to immediately cease and discontinue the payment of any and all compensation set forth in Paragraph 2 of this Consultant Agreement.

13. Attorneys’ Fees and Expenses. In addition to the other remedies to which Consultant, Corporation and the Bank may be entitled, the prevailing Party shall pay to the non-prevailing Party the amount of any attorneys’ fees and any other expenses incurred by the prevailing Party incident to its maintenance of any successful action to enforce its rights under this Consultant Agreement.

14. Tolling of Period. In the event that Consultant shall breach any of the covenants in this Consultant Agreement, then the six-month period specified in Paragraph 10 of this Consultant Agreement shall be tolled during the period of such breach and shall only resume after all such breaches by the Consultant have ceased.

15. Ownership of Intellectual Property in Connection with the Services. The intellectual property developed pursuant to this Consultant Agreement and all corresponding copyrights, trade secret rights, and patent rights, shall be the sole and exclusive property of Corporation. Consultant hereby assigns to Corporation all right, title, and interest in and to all right to the intellectual property, without additional consideration, and agrees to assist Corporation to register and enforce, in Corporation’s name, all patents, copyrights, and other rights and protection relating to the Services. Consultant agrees to execute and deliver all additional documents reasonably requested by Corporation in order to vest, perfect, register, and/or enforce any such rights in Corporation.

16. Severability. The covenants in this Consultant Agreement are severable and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified or adjusted to the extent necessary to cure the invalidity or unenforceability, and all other covenants or provisions shall remain valid and enforceable.

17. Entire Agreement. This Consultant Agreement, and any exhibits hereto, expresses the entire agreement between the Parties regarding the Services to be performed hereunder, and supersedes all prior agreements, understandings, and negotiations involving the Parties regarding the Services, whether written or oral, consistent or inconsistent, or otherwise, with the exception of Consultant’s ongoing obligations under the Confidential Separation Agreement and General Release between Consultant and the Corporation and/or the Bank, which continue in force and survive the commencement of and the termination of this Consultant Agreement for any reason. This Consultant Agreement may not be amended, modified, waived, terminated or clarified except by written agreement signed by both Parties.

18. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Consultant Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Consultant Agreement. The failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

19. Benefits and Assignment. The Parties intend that Corporation and the Bank, and their successors and all of their present and future subsidiaries and affiliates, shall be third party beneficiaries of and may enforce this Consultant Agreement. The rights and obligations of Parties under this Consultant Agreement shall inure to the benefit of the Parties and shall be binding upon Corporation, the Bank, and their successors and assigns. Corporation and the Bank may not assign their rights and obligations hereunder except to another entity that succeeds to the business of Corporation or the Bank. Consultant may not assign his rights and obligations hereunder.

20. Choice of Law. This Consultant Agreement shall be governed by and be interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

21. Paragraphs. The Article and section headings contained in this Consultant Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Consultant Agreement. This Consultant Agreement shall not be construed against the party responsible for any language in this Consultant Agreement.

IN WITNESS WHEREOF, the Parties have executed this Consultant Agreement as of the date first above written.

RIVERVIEW FINANCIAL CORPORATION

By:

CONSULTANT:

By:

EXHIBIT A

CERTIFICATION OF WORKERS’ COMPENSATION EXCLUSION

I hereby acknowledge that I am self-employed and/or am in a legal partnership with respect to the Services to be provided under this Agreement, and therefore workers’ compensation coverage is not applicable. I understand that if I would hire one or more employees to provide Services under this Agreement, I would then be responsible to provide a current workers’ compensation certificate of insurance to Corporation prior to the performance of any services to Corporation.

Date:	9/30/2020

Signature: